Exhibit 3.1

SNAP-ON INCORPORATED
BYLAWS

(as Amended and Restated as of
April 27, 2023)

Page

ARTICLE I - OFFICES
1.1    Registered Office and Agent    1
1.2    Other Offices    1
ARTICLE II - THE STOCKHOLDERS
2.1    Place of Meetings    1
2.2    Annual Meeting    1
2.3    Quorum    1
2.4    Voting    2
2.5    Proxies    2
2.6    List of Stockholders    3
2.7    Special Meetings    3
2.8    Notice of Meetings    3
2.9    Stockholder Nominations and Proposals    3
2.10    Proxy Access for Director Nominations    8
2.11 Voting Procedures and Inspectors of Elections    22
ARTICLE III - THE BOARD OF DIRECTORS
3.1    Powers, Number and Term of Directors    23
3.2    Election; Vacancies    24
3.3    Place of Meetings    24
3.4    Regular Meetings    24
3.5    Special Meetings    25
3.6    Quorum; Voting    25
3.7    Quorum During Emergency    25

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(continued)
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3.8    Informal Action    25
3.9    Meeting by Telephone    26
3.10    Compensation    26
3.11    Committees    26
ARTICLE IV - OFFICERS
4.1    Election and Removal of Chairman of the Board of Directors    26
4.2    Duties of the Chairman of the Board of Directors    27
4.3    Officers    27
4.4    Removal    27
4.5    Designation of Chief Executive Officer and Chief Operating Officer    27
4.6    Chief Executive Officer    27
4.7    Chief Operating Officer    28
4.8    President    28
4.9    Executive Vice Presidents    28
4.10    Senior Vice Presidents    28
4.11    Chief Information Officer    28
4.12    Chief Financial Officer    28
4.13    Elected Vice Presidents    28
4.14    Appointed Officers    29
4.15    Secretary    29
4.16    Treasurer    29
4.17    Controller    29
4.18    Delegation of Duties    30

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(continued)
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4.19    Compensation    30
4.20    Bonds    30
ARTICLE V - SHARES OF STOCK AND THEIR TRANSFER
5.1    Regulation    30
5.2    Form of Shares    30
5.3    Transfer of Certificates    31
5.4    Record Date    31
5.5    Lost or Destroyed Certificates    32
5.6    Stock Transfer Books; Record Date    32
5.7    Consent of Stockholders in Lieu of Meeting    33
ARTICLE VI - BOOKS AND ACCOUNTS
6.1    Location    33
6.2    Inspection    33
ARTICLE VII - CHECKS, NOTES, CONTRACTS, ETC
7.1    Checks; Notes    34
7.2    Execution of Corporate Contracts    34
ARTICLE VIII - MISCELLANEOUS
8.1    Fiscal Year    34
8.2    Corporate Seal    34
8.3    Notice    34
8.4    Waiver of Notice    35
8.5    Voting of Stock in Other Corporations    35

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(continued)
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ARTICLE IX - INDEMNIFICATION
9.1    Eligibility; Expenses    35
9.2    Suit to Collect    36
9.3    Nonexclusivity of Rights    36
9.4    Insurance    36
9.5    Expenses as a Witness    36
9.6    Indemnity Agreements    36
9.7    Continuation of Rights    36
9.8    Amendment    37
ARTICLE X – FORUM FOR ADJUDICATION OF CERTAIN DISPUTES
10.1    Forum for Adjudication of Certain Disputes    37

ARTICLE XI – AMENDMENT OF BYLAWS

11.1    Amendment    37

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SNAP-ON INCORPORATED

AMENDED AND RESTATED BYLAWS

ARTICLE I - OFFICES
1.1    Registered Office and Agent. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware, and the name of the resident agent in charge thereof is the Corporation Trust Company of America.
1.2    Other Offices. The Corporation may have its principal executive office in the City of Kenosha, State of Wisconsin, and may also have offices at such other places as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II - THE STOCKHOLDERS
2.1    Place of Meetings. All meetings of the stockholders, whether annual or special, shall be held at the offices of the Corporation in Kenosha, Wisconsin, or at such other place, within or without the State of Delaware, as may be fixed from time to time by the Board of Directors. In lieu of holding a meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any such meeting may be held solely by means of remote communication.
2.2    Annual Meeting. An annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.
2.3    Quorum. A majority of the outstanding stock entitled to vote, present in person or by proxy duly authorized by the stockholder and filed with the Secretary, shall constitute a quorum at all meetings of the stockholders except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. If, however, a majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person, or by proxy duly authorized by the stockholder and filed with the Secretary, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the place, date, and hour of the adjourned meeting, until a quorum shall be present or represented. At the adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. The stockholders present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

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2.4    Voting. When a quorum is present at any meeting, and subject to the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws in respect of the vote that shall be required for a specific action, the vote of the holders of a majority of the stock having voting power, present in person or represented by proxy duly authorized by the stockholder and filed with the Secretary and entitled to vote on such question, shall decide any question brought before the meeting, unless the question is one upon which, by express provision of the statutes or of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case the express provision shall govern and control the decision of such question. Each stockholder shall have one vote for each share of stock having voting power registered in such stockholder’s name on the books of the Corporation, except as otherwise provided in the Certificate of Incorporation.
2.5    Proxies. At any meeting of the stockholders, every stockholder having the right to vote shall be entitled to vote in person, or by proxy duly authorized and bearing a date not more than three years prior to said meeting, unless the proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him or her as proxy, the stockholder may validly grant such authority by:
(a)    executing a writing to that effect, which execution may be accomplished by the stockholder or his or her authorized officer, director, employee or agent signing the writing or causing his or her signature to be affixed to the writing by any reasonable means including, but not limited to, by facsimile signature or other electronic means; or
(b)    transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.
If it is determined that any telegram, cablegram or other electronic transmission submitted pursuant to clause (b) above is valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication, electronic transmission or other reliable reproduction of the writing or transmission created pursuant to the preceding sentence may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication, electronic transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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2.6    List of Stockholders. A complete list of the stockholders entitled to vote at each meeting of stockholders, arranged in alphabetical order, with the address of each as shown on the records of the Corporation, and the number of voting shares registered in the name of each in the records of the Corporation (provided, however that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list), shall be prepared by the Secretary no later than ten (10) days prior to the meeting. During the ten (10) day period ending on the day prior to the meeting date, the list shall be open to the examination of any stockholder for any purpose germane to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to access the list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.
2.7    Special Meetings. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chief Executive Officer, and shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the members of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting.
2.8    Notice of Meetings. Written notice of each meeting of stockholders, stating the date, time and place, if any (or the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present and to vote at such meeting), and in the case of a special meeting the object thereof, shall be given not less than ten (10) nor more than sixty (60) days before the meeting, to each stockholder entitled to vote thereat, and, if mailed, sent to the address of the stockholder which appears on the books of the Corporation. Except as otherwise required or prohibited by law, notice may also be given by facsimile, by telephone, electronic mail, posting on an electronic network, or by any other form of electronic transmission consented to by the stockholder to whom the notice is given.
2.9    Stockholder Nominations and Proposals.
(a)    At any meeting of stockholders, no business shall be conducted which has not been properly brought before the meeting. To be properly brought before a meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder in accordance with these Bylaws.
(b)    For stockholder nominations and/or proposals to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. Other than with respect to nominations of persons for election to the Board of Directors by any stockholder of the Corporation meeting the requirements of, and complying with, Section 2.10 of these Bylaws, to be timely, a stockholder's notice must be delivered to, or mailed and received

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at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must so be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure was made, whichever first occurs.
(c)    In the case of stockholder nominations for election to the Board of Directors, the notice shall set forth:
(i)    as to each person whom the stockholder proposes to nominate for election as a director: (a) the name, age, business address and, if known, residence address of each nominee; (b) the principal occupations or employment of each nominee for the past five (5) years; (c) the number of shares of the Corporation which are beneficially owned or owned of record by each nominee; (d) other directorships held by each nominee; (e) the names of business entities of which each nominee owns a ten percent (10%) or more beneficial interest; (f) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee; (g) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates (as defined herein) or associates (as defined herein) of such person, with respect to stock of the Corporation; (h) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (i) such person’s written representation and agreement that such person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to

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how such person, if elected as a director of the Corporation, will act or vote on any issue or question; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement; and (3) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation; and (j) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder; and
(ii)    as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made: (a) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (b)(1) the number of shares of the Corporation which are beneficially owned or owned of record by such person and any affiliates or associates of such person; (2) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder; (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the

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Corporation; (c) a description of (1) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee; (2) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation; (d) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (e) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the persons named in its notice; and (f) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 promulgated under the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee in any proxy statement relating to the applicable meeting of stockholders and to serve as a director if elected.
Without limiting the other provisions and requirements of this Section 2.9, unless otherwise required by law, if any stockholder fails to comply with the applicable requirements of Rule 14a-19 promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees. Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(d)    To be eligible to be a nominee for election as a director of the Corporation, the nominee or nominating stockholder must deliver (in accordance with any applicable time periods prescribed for delivery of notice of nominations under this Section 2) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire (which questionnaire shall be provided by the Secretary upon written request) of the nominee which accurately and completely provides such information with respect to the background and

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qualification of such person and the background of any other person or entity on whose behalf the nomination is being made that would be required to be disclosed to stockholders pursuant to applicable law or the rules and regulations of any stock exchange applicable to the Corporation, including, without limitation, (i) all information concerning such persons that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) all information required to determine the eligibility of such proposed nominee to serve as a director of the Corporation, to serve as an independent director of the Corporation or to serve on each committee of the Board of Directors; and (iii) such other information as may be reasonably requested by the Corporation.
(e)    In the case of stockholder proposals, to be in proper written form, the notice shall set forth: (i) a brief description of each proposal or business desired to be brought before the meeting, the proposed text of any proposal regarding such business and the reasons for conducting such business at the meeting; (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made: (a) the name, age, business and residence address of the stockholder submitting the proposal; (b) the principal occupation or employment of such stockholder; (c) the number of shares of the Corporation which are beneficially owned by such stockholder; (d) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; and (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (a) the Corporation or (b) the proposal, including any material interest of the stockholder, or any affiliates or associates of such person in, or anticipated

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benefit from such proposal; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting of stockholders pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
(f)    The Chairman of the Board of Directors shall, if the facts warrant, determine and declare to the meeting that any notice is defective if such notice was not properly brought before the meeting in accordance with the provisions of this Section 2.9, and if he or she should so determine, and any proposal not properly brought before the meeting shall not be transacted or voted upon.
(g)    Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
Notwithstanding anything in these Bylaws to the contrary, no business or nomination shall be conducted at any meeting except in accordance with the procedures set forth in this Section 2.9 and in Section 2.10, as well as if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting only pursuant to, and in compliance with, Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
2.10    Proxy Access for Director Nominations.
(a)Subject to the provisions of this Section 2.10, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(i)the name of any person nominated for election (the “Nominee”) to the Board of Directors, which shall also be included on the Corporation’s form of proxy and ballot for the relevant annual meeting, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures

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set forth in this Section 2.10 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(ii)disclosure about the Nominee and the Nominating Stockholder required under Securities and Exchange Commission (“SEC”) rules or any other applicable law, rule or regulation to be included in the proxy statement; and
(iii)a statement not to exceed 500 words included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.10(f)), if the Nominating Stockholder chooses to provide such a statement.
Promptly after the Corporation has determined that it shall include a Nominee in its proxy statement and proxy card for an annual meeting pursuant to this Section 2.10, the Corporation shall notify the Nominating Stockholder that nominated the Nominee of such determination.

Notwithstanding anything herein to the contrary, the Corporation may solicit its stockholders against any Nominee and include in its proxy statement for any annual meeting any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and/or to any of the information provided pursuant to this Section 2.10. In addition, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard.
(b)    Maximum Number of Proxy Access Nominees.
(i)The Corporation shall not be required to include in the proxy statement for an annual meeting more Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to Section 2.10(d) (the “Final Nomination Date”), rounded down to the nearest whole number, but not less than two (2) (the “Maximum Number”).
The Maximum Number for a particular annual meeting shall be reduced by: (A) any Nominee nominated by a Nominating

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Stockholder for that annual meeting whose nomination is subsequently withdrawn after the Nominating Stockholder is notified by the Corporation that the Nominee will be included in the Corporation’s proxy statement and proxy card for the annual meeting; (B) any Nominee nominated by a Nominating Stockholder for such annual meeting pursuant to this Section 2.10 that the Board of Directors itself decides to nominate for election at such annual meeting; (C) the number of directors in office as of the Final Nomination Date who had been Nominees nominated by a Nominating Stockholder with respect to any of the preceding two annual meetings (including any Nominee who had been counted at any such annual meeting pursuant to the immediately preceding clause (B)) whose reelection at the upcoming annual meeting is being recommended by the Board of Directors; and (D) any director candidate for whom the Corporation shall have received one or more valid stockholder notices (whether or not subsequently withdrawn) nominating such person for election to the Board of Directors pursuant to Section 2.9, other than any such director referred to in this clause (D) who at the time of such annual meeting will have served as a director continuously as a nominee of the Board of Directors for at least two annual terms, but only to the extent the Maximum Number after such reduction with respect to this clause (D) equals one.
If one or more vacancies on the Board of Directors occurs for any reason after the Final Nomination Date, but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection with the occurrence of the vacancy or vacancies, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)Any Nominating Stockholder submitting more than one Nominee pursuant to this Section 2.10 for an annual meeting shall rank such Nominees based on the order in which the Nominating Stockholder desires such Nominees to be selected for inclusion in the Corporation’s proxy statement for such annual meeting if the number of Nominees pursuant to this Section 2.10 exceeds the Maximum Number. If the number of Nominees pursuant to this Section 2.10 for any annual meeting exceeds the Maximum Number, then the highest ranking Nominee who meets the requirements of this Section 2.10 from each Nominating Stockholder will be selected for inclusion in the Corporation’s proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the shares of common

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stock of the Corporation disclosed as owned in each Nominating Stockholder’s Nomination Notice.
(iii)If, after the Final Nomination Date, (A) the Corporation is notified, or the Board of Directors or its designee, acting in good faith, determines, that (1) a Nominating Stockholder has failed to satisfy or to continue to satisfy the eligibility requirements described in Section 2.10(c); (2) any of the representations and warranties made in the Nomination Notice cease to be true and accurate in all material respects (or omit a material fact necessary to make the statements therein not misleading); or (3) any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.10, (B) a Nominating Stockholder or any qualified representative thereof does not appear at the annual meeting to present any nomination submitted pursuant to this Section 2.10; (C) the Nominating Stockholder withdraws its nomination; or (D) a Nominee becomes ineligible for inclusion in the Corporation’s proxy statement pursuant to this Section 2.10 or dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director of the Corporation or is unwilling or unable to serve as a director of the Corporation, in each case as determined by the Board of Directors or its designee, acting in good faith, whether before or after the Corporation’s definitive proxy statement for such annual meeting is made available to stockholders, then the nomination of the Nominating Stockholder or such Nominee, as the case may be, shall be disregarded and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), the Nominating Stockholder may not cure in any way any defect preventing the nomination of the Nominee, and the Corporation (1) may omit from its proxy statement and any ballot or form of proxy the disregarded Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support), any other Nominee that the Corporation had determined not to include in its proxy statement and proxy card for such annual meeting pursuant to this Section 2.10 and any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

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(c)    Eligibility of Nominating Stockholder.
(i)An “Eligible Holder” is a person who has either (A) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this Section 2.10(c) continuously for the Minimum Holding Period (as defined below) or (B) provides to the Secretary, within the time period referred to in Section 2.10(d), evidence of continuous ownership of such shares for the Minimum Holding Period from one or more securities intermediaries in a form and in substance that the Board of Directors or its designee, acting in good faith, determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 2.10 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the Minimum Holding Period and continues to own at least the Minimum Number through the date of the annual meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder for purposes of such limitation if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.
For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations applicable to an individual Eligible Holder that are set forth in this Section 2.10, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate, and a breach of any obligation, agreement, representation or warranty under this Section 2.10 by any member of a group shall be deemed a breach by the Nominating Stockholder. If any stockholder withdraws from a group of Eligible Holders at any time prior to the annual meeting, then the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group and if, as a result of such withdrawal, the Nominating Stockholder no longer owns the Minimum Number of shares of the Corporation’s common stock, then the nomination shall be disregarded as provided in Section 2.10(b)(iii).

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(iii)The “Minimum Holding Period” means the three-year period preceding and including the date of submission of the Nomination Notice.
(iv)The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of the Corporation’s common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(v)For purposes of this Section 2.10, an Eligible Holder “owns” only those outstanding shares of common stock of the Corporation as to which the Eligible Holder possesses both:
(A)the full voting and investment rights pertaining to such shares; and
(B)the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting, or altering to any degree gain or loss arising from maintaining the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the

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full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five (5) business days’ notice, recalls such loaned shares upon being notified by the Corporation that any of the Eligible Holder’s Nominees will be included in the Corporation’s proxy statement and proxy card for the annual meeting (subject to the provisions of this Section 2.10) and holds such shares through the date of the annual meeting.
The terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be conclusively determined by the Board of Directors. For purposes of these Bylaws, the terms “affiliate” or “affiliates” and “associate” or “associates” shall have the meanings ascribed thereto under the General Rules and Regulations of the SEC under the Exchange Act.
(vi)No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of common stock of the Corporation disclosed as owned in the Nomination Notice.
(d)    To nominate a Nominee for purposes of this Section 2.10, the Nominating Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Nominating Stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the date that the Corporation distributed its proxy statement to stockholders for the previous year’s annual meeting; provided, however, that if the date for which the annual meeting is called is more than thirty (30) days before or more than sixty (60) days after the first annual anniversary of the preceding year’s annual meeting date, then notice by the Nominating Stockholder to be timely must be received by the Secretary by the later of the close of business on the date that is 180 days prior to the

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date of such annual meeting or the tenth day following the day on which such notice was mailed or such public disclosure of the date of such annual meeting is first made. In no event shall any adjournment or postponement of any annual meeting or the announcement thereof commence a new time period for the giving of a Nomination Notice. To be in proper form, a Nominating Stockholder’s notice to the Secretary for purposes of this Section 2.10 shall include all of the following information and documents (collectively, the “Nomination Notice”):
(i)A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder, in accordance with SEC rules;
(ii)A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A)the information and representations that would be required to be set forth in a stockholder’s notice of a nomination for the election of directors pursuant to Section 2.9;
(B)the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C)a representation and warranty that the shares of common stock of the Corporation owned by the Nominating Stockholder were acquired in the ordinary course of business and not with the intent or objective to influence or change control of the Corporation and are not being held with the purpose or effect of changing control of the Corporation or to gain a number of seats on the Board of Directors that exceeds the Maximum Number;
(D)a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.10(c) and has provided evidence of ownership to the extent required by Section 2.10(c)(i);
(E)a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 2.10(c) through the date of the annual meeting;

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(F)a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Nominee(s) it is nominating pursuant to this Section 2.10;
(G)a representation and warranty as to the Nominating Stockholder’s intentions with respect to continuing to own the Minimum Number of shares of common stock of the Corporation for at least one year following the annual meeting;
(H)a representation and warranty that the Nominating Stockholder will not engage in, and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Rule 14a-(l)(2)(iv)) (or any successor rules), with respect to the annual meeting, other than with respect to its Nominees or any nominees of the Board of Directors;
(I)a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(J)a representation and warranty that the Nominee’s nomination for election to the Board of Directors or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(K)a representation and warranty that the Nominee (1) qualifies as independent under the rules of any stock exchange on which the Corporation’s securities are traded, (2) meets the audit committee and compensation committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (4) meets the director qualification standards, including those related to age, set forth in the Corporation’s Corporate Governance Guidelines, and (5) is not and has not been subject to any event specified in Rule 506(d) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the

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event is material to an evaluation of the ability or integrity of the Nominee;
(L)details of any position of the Nominee as an employee, consultant, agent, officer or director of any Competitor within the three years preceding the submission of the Nomination Notice (for purposes of this clause (L), “Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service, or a competitor as defined for purposes of Section 8 of the Clayton Antirust Act of 1914, as amended, and “Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by the Corporation);
(M)if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(N)in the case of a nomination by a group, the designation by all group members of one group member for purposes of receiving communications, notices and inquiries from the Corporation and that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A)to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election, including all laws, rules and regulations applicable to any soliciting material used by the Nominating Stockholder other than the Corporation’s proxy material;
(B)to file any written solicitation or other written communication with the Corporation’s stockholders

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relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)to assume all liability (jointly and severally by all group members in the case of a nomination by a group) stemming from any action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder, its affiliates and associates or their respective agents and representatives with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including without limitation the Nomination Notice, or out of the facts, statements or other information that the Nominating Stockholder or its Nominees provided to the Corporation in connection with the inclusion of such Nominees in the Corporation’s proxy statement;
(D)to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Stockholder pursuant to this Section 2.10 or a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 2.10;
(E)in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects or omits a material fact necessary to make the statements made not misleading or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in

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Section 2.10(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission and/or notify the Corporation of the failure to continue to satisfy the eligibility requirements described in Section 2.10(c), as the case may be, it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Nominee from its proxy materials as provided in this Section 2.10; and
(F)at the request of the Corporation, promptly, but in any event within five (5) business days after such request, to provide to the Corporation such additional information as reasonably requested by the Corporation.
(iv)An executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, by the Nominee:
(A)that contains a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest,

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confidentiality and stock ownership and trading policies and guidelines of the Corporation; and (d) will complete, sign and submit any questionnaires required of members of the Corporation’s Board of Directors within five (5) business days of receipt of each such questionnaire from the Corporation; at the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall also furnish to the Secretary the information that is required pursuant to this Section 2.10(d)(iv)(A);
(B)that the Nominee will make such other acknowledgements, enter into such agreements and provide such other information as the Board of Directors requires of all directors; and
(C)in the event that any information or communication provided by the Nominee to the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects or omits a material fact necessary to make the statements made not misleading (and in any event within 48 hours of discovering such misstatement, omission or failure), that the Nominee will notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission, as the case may be, it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Nominee from its proxy materials as provided in this Section 2.10.
            The information and documents required by this Section 2.10(d) shall be (i) provided with respect to and executed by each group member in the case of information applicable to group members, and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.10(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.
(e)    Notwithstanding anything to the contrary contained in this Section 2.10, the Corporation may omit from its proxy materials and any ballot or

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form of proxy any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support), and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the Final Nomination Date, cure in any way any defect preventing the nomination of the Nominee, if:
(i)the Corporation receives a notice pursuant to Section 2.9 that a stockholder intends to nominate a person for election to the Board of Directors at the annual meeting;
(ii)the Board of Directors or its designee, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws, the Corporation’s Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;
(iii)the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.10 at one of the Corporation’s two preceding annual meetings and either withdrew or became ineligible or unavailable for election at any such annual meeting or received a vote of less than 25% of the shares of common stock of the Corporation entitled to vote for such Nominee;
(iv)the Nominee has been an officer or director of a Competitor within the past three years;
(v)the Nominee would not be an independent director under the independence standards, as determined by the Board of Directors or any committee thereof;
(vi)the Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or
(vii)the Nominee or the Nominating Stockholder who nominated the Nominee otherwise contravenes any of the agreements or representations made by the Nominee or Nominating Stockholder or fails to comply with its obligations pursuant to this Section 2.10.

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(f)    Notwithstanding anything to the contrary contained in this Section 2.10, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors or its designee, acting in good faith, determines that:
(i)such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(ii)such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(iii)the inclusion of such information in the proxy statement would otherwise violate SEC rules or any other applicable law, rule or regulation.
(g)    Any Nominee who is included in the Corporation’s proxy materials for a particular annual meeting but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Nominee’s election, will be ineligible to be a Nominee pursuant to this Section 2.10 for the next two annual meetings of stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 2.9 of this Article II.

2.11    Voting Procedures and Inspectors of Elections.
(a)The Corporation, by action of the Secretary, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the applicable duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such individual’s ability.

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(b)The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
(c)The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
(d)In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with clause (b) of Section 2.5 of these Bylaws, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this Section shall specify the specific information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that the information is accurate and reliable.
ARTICLE III - THE BOARD OF DIRECTORS
3.1    Powers, Number and Term of Directors.
(a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such acts and things as are not prohibited by the General Corporation Law of the State of Delaware nor by the Certificate of Incorporation nor by these Bylaws directed or required to be exercised or done by the stockholders. The number of Directors of the Corporation shall not be less than five (5) or more than

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fifteen (15) and such number may be fixed from time to time by a majority vote of the Directors then in office.
(b)Each Director shall be elected annually for a term expiring at the next annual meeting of stockholders, and each Director shall be elected to serve until such individual’s successor shall be elected and shall qualify or until such Director’s earlier resignation or removal.
3.2    Election; Vacancies.
(a)Majority Voting. Except as provided in subsection (b) of this Section 3.2, at any meeting for the election of Directors at which a quorum is present, each nominee shall be elected a Director by a majority of the votes cast at the meeting and entitled to vote on the election of Directors. For purposes of this bylaw, a majority of the votes cast means that the number of votes “for” a Director must exceed the number of votes "against" a Director. For the avoidance of doubt, neither abstentions nor broker non-votes will count as a vote cast with respect to that Director.
(b)Contested Elections. If, as of a date that is 7 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of nominees for any election of Directors nominated (i) by the Board of Directors, or (ii) any stockholder, or (iii) a combination of nominees by the Board of Directors and one or more stockholders, exceeds the number of Directors to be elected, the nominees receiving a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors at a meeting at which a quorum is present shall be elected.
(c)Vacancies. If the office of any Director or Directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, creation of a new directorship, or otherwise, a majority of the remaining Directors, though less than a quorum, shall choose a successor or successors, or a Director to fill the newly created directorship. In no event shall the stockholders have the right to fill such vacancies, unless the Board of Directors has determined by resolution that stockholders shall fill such vacancy at a meeting of stockholders.
3.3    Place of Meetings. The Directors may hold their meetings either outside of Delaware or at the office of the Corporation in the City of Kenosha, State of Wisconsin, or at such other places as they may from time to time determine.
3.4    Regular Meetings. A regular meeting of the Board of Directors shall be held, without other notice than this Bylaw, immediately following and at the same place as the annual meeting of stockholders, or via a remote communication, if applicable. Other regular meetings

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of the Board of Directors shall be held at such other times as are prescribed by the Board of Directors. Notice of additional regular meetings, unless waived, shall be given to each Director in person, by telephone, by mail or, telegram to such Director’s address as the same may appear on the records of the Corporation, or in the absence of such address, to such Directors residence or usual place of business, or by facsimile, email or other means of electronic transmission at least three (3) days before the day on which the meeting is to be held.
3.5    Special Meetings. Special meetings of the Board of Directors may be held any time on the call of the Chief Executive Officer or at the request in writing of a majority of the members of the Board of Directors then in office. Notice of each special meeting, unless waived, shall be given by mail, telegram, telecopier, telex, telephone or in person to each Director at such individual’s address as the same appears on the records of the Corporation not less than one day prior to the day on which the meeting is to be held if the notice is by telegram, telecopier, telex, telephone, facsimile, email or other means of electronic transmission or in person, and not less than two days prior to the day on which the meeting is to be held if the notice is by mail; provided, however, that for purposes of dealing with an emergency situation, as conclusively determined by the Officer or Directors calling the meeting, notice may be given not less than two hours prior to the meeting. Notice of any special meeting need not state the purpose thereof. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the Officer or any one of the Directors making the call. Attendance at any meeting of the Board of Directors shall constitute waiver of notice thereof unless the Director attends the meeting for the express purpose of objecting, and the Director objects at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.
3.6    Quorum; Voting. At all meetings of the Board, a majority of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation or by these Bylaws. In the absence of a quorum, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given, except that notice shall be given to all Directors if the adjournment is for more than thirty (30) days.
3.7    Quorum During Emergency. During any emergency period following a national catastrophe, due to enemy attack, a majority of the surviving members of the Board, but in any case not less than five, who have not been rendered incapable of acting due to physical or mental incapacity or due to the difficulty of transportation to the place of the meeting shall constitute a quorum for the purpose of filling vacancies in the Board of Directors and among the elected and appointed Officers of the Corporation.
3.8    Informal Action. Any action required or permitted to be taken at any meeting of the Board of Directors or any Committee thereof may be taken without a meeting, if a written consent to such action is signed by all members of the Board or of such Committee, as the case

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may be, and such written consent is filed with the minutes of proceedings of the Board or Committee.
3.9    Meeting by Telephone. Members of the Board of Directors, or any Committee designated by the Board, may participate in a meeting of the Board or Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at the meeting.
3.10    Compensation. Directors, as such, may receive compensation for their services and/or such fixed sums and expenses of attendance for attendance at each regular or special meeting of the Board of Directors as may be established by resolution of the Board; provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of Committees may be allowed like compensation for attending Committee meetings. The Corporate Governance and Nominating Committee shall annually recommend to the Board of Directors the appropriate compensation for the members of the Board of Directors.
3.11    Committees. Based upon the recommendations of the Corporate Governance and Nominating Committee, the Board of Directors may, by resolution or resolutions passed by a majority of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws, designate one or more Committees, each Committee to consist of one or more of the Directors of the Corporation, which Committees, to the extent provided in said resolution or resolutions, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation between meetings of the Board of Directors. The members and the Chairman of each Committee shall be appointed, and may be removed at any time, by resolution adopted by a majority of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws. No such Committee shall have the power or authority to authorize amending the Certificate of Incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amend the Bylaws of the Corporation; and, unless the resolution, Bylaws or Certificate of Incorporation expressly so provide, no Committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such Committee or Committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each Committee shall keep minutes of its proceedings, and shall report to the Board of Directors when required by the Board.
ARTICLE IV - OFFICERS
4.1    Election and Removal of Chairman of the Board of Directors. At the regular meeting of the Directors held after the annual stockholders' meeting in each year, one of the Directors shall be elected to be the Chairman of the Board of Directors, which person may be removed from this position at any time by a majority vote of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws whenever in their judgment the best interests of the Corporation will be served by such action.

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4.2    Duties of the Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Directors. If he or she is also the Chief Executive Officer, he or she shall carry out those duties as designated herein. If he or she is not the Chief Executive Officer, he or she shall have no authority for the management and control of the business and affairs of the Corporation other than in such individual’s capacity as a Director.
4.3    Officers. As contained within these Bylaws, except as otherwise provided for, all references to "Officers" shall apply to both Elected and Appointed Officers. The Elected Officers of the Corporation shall be a President, a Chief Executive Officer, a Chief Operating Officer, one or more Senior or Executive Vice Presidents, a Secretary, a Treasurer, a Controller, a Chief Financial Officer, a Vice President - Information Services and a Vice President - Human Resources. These Officers, and any other Officers which the Directors deem should be elected, shall be elected by the Directors at the regular meeting of the Board held after the annual stockholders' meeting in each year and at such other times as new elected offices are created by the Chief Executive Officer or vacancies in such elected offices must be filled. All other Officers of the Corporation shall be appointed by the Chief Executive Officer, as such appointed offices are deemed necessary by the Chief Executive Officer. Any two or more offices may be held by the same person.
4.4    Removal. Any Officer elected by the Directors may be removed from office at any time by a majority vote of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws whenever in their judgment the best interests of the Corporation will be served by such action. Any appointed Officer may be removed at any time by the Chief Executive Officer.
4.5    Designation of Chief Executive Officer and Chief Operating Officer. The Directors may, but need not, designate the Chairman of the Board of Directors as the Chief Executive Officer. The Directors shall designate the President as either the Chief Executive Officer or the Chief Operating Officer. The Directors may, but need not, designate an Executive Vice President as the Chief Operating Officer. These designations of duties may be changed at any time by a majority vote of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws whenever in their judgment the best interests of the Corporation will be served by such action.
4.6    Chief Executive Officer. The Chief Executive Officer shall manage and control the overall business and affairs of the Corporation and ensure that the orders and resolutions of the Directors are carried into effect. He or she shall have the authority to represent and act for the Corporation, to sign documents binding the Corporation in all matters except those reserved to the Directors, to authorize other Officers designated by him or her to represent, act and sign for the Corporation and to assign to the other Officers the authority for the management and control of such business and affairs of the Corporation as he or she may designate. If the Chief Executive Officer is not a member of the Board of Directors, he or she shall be, ex officio, a member of all Committees of the Board of Directors not exercising powers of the Board other than the Audit Committee, Corporate Governance and Nominating Committee and the Organization & Executive Compensation Committee, and any Committee or Sub-Committee

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having substantially similar powers and shall have all the same rights and duties, except the right to vote, as have all members of the Committee. If he or she is a Director he or she shall be, ex officio, a member of all Committees of the Board of Directors exercising powers of the Board other than the Audit Committee, the Corporate Governance and Nominating Committee and the Organization & Executive Compensation Committee, and any Committee or Sub-Committee having substantially similar powers and shall have all the same rights and duties, including the right to vote, as have all members of the Committees.
4.7    Chief Operating Officer. The Chief Operating Officer shall have authority for the management and control of such business and affairs of the Corporation as shall be assigned by the Chief Executive Officer or the Board of Directors. In the event of the absence or disability of the Chief Executive Officer, he or she shall perform those duties as designated herein of the Chief Executive Officer.
4.8    President. The President shall perform the duties as designated herein of the Chief Executive Officer or the Chief Operating Officer. In the absence of the Chairman of the Board of Directors he or she shall preside at all meetings of the stockholders and the Directors.
4.9    Executive Vice Presidents. Executive Vice Presidents shall have authority for the management and control of such business and affairs of the Corporation as shall be assigned by the Chief Executive Officer or the Board of Directors. If an Executive Vice President is the appointed Chief Operating Officer, he or she shall perform those duties as designated herein. In the absence or disability of the Chief Executive Officer and of the Chief Operating Officer, an Executive Vice President designated by the Chief Executive Officer or the Board of Directors shall perform the duties as designated herein of the Chief Executive Officer.
4.10    Senior Vice Presidents. Senior Vice Presidents shall have authority for the management and control of such business and affairs of the Corporation as shall be assigned by the Chief Executive Officer or the Board of Directors. In the event that there is no individual currently holding such office of the Chief Executive Officer, of the Chief Operating Officer, or of the Executive Vice President, or in the event that such individual is absent or disabled, a Senior Vice President designated by the Chief Executive Officer or the Board of Directors shall perform the duties as designated herein of the Chief Executive Officer.
4.11    Chief Information Officer. The Chief Information Officer shall be an Elected Officer and shall have the authority for the management and control of such business and affairs as shall be assigned by the Chief Executive Officer or the Board of Directors.
4.12    Chief Financial Officer. The Chief Financial Officer shall be an Elected Officer and shall have the authority for the management and control of such business and affairs as shall be assigned by the Chief Executive Officer or the Board of Directors.
4.13    Elected Vice Presidents. The Elected Vice Presidents shall have authority for the management and control of such business and affairs of the Corporation as shall be assigned by the Chief Executive Officer or the Board of Directors.

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4.14    Appointed Officers. Appointed Officers shall have authority for the management and control of such business and affairs of the Corporation as shall be assigned by the Chief Executive Officer.
4.15    Secretary. The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for the standing Committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as from time to time may be prescribed by the Board of Directors or the Chief Executive Officer of the Corporation. The Secretary shall keep in safe custody the Seal of the Corporation, and when authorized by the Board, affix it to any instrument requiring it.
4.16    Treasurer. The Treasurer shall:
(a)have the custody of the corporate funds and securities and shall keep or cause to be kept full and accurate accounts of the financial affairs of the Corporation;
(b)deposit or cause to be deposited all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors;
(c)disburse or cause to be disbursed the funds of the Corporation as may be ordered by the Board of Directors;
(d)render to the Chief Executive Officer and Directors, at the regular meetings of the Board or whenever they may require it, an account of all such individual’s transactions as Treasurer and of the financial condition of the Corporation;
(e)give the Corporation a bond, if required by the Board of Directors, in a sum and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of such individual’s office; and
(f)perform all the duties incident to the office of Treasurer and such other duties as from time to time may be prescribed by the Board of Directors or by the Chief Executive Officer of the Corporation.
4.17    Controller. The Controller shall maintain proper audit control over the operations of the Corporation and be generally responsible for the accounting system employed by the Corporation and the accounting practices adopted by the various departments; he or she shall direct the budgetary control, general accounting, cost accounting and statistical activities of the Corporation; and he or she shall supervise activities in connection with credits and collections, taxes and physical inventories. The Controller shall prepare and furnish such reports and statements showing the financial condition of the Corporation as shall be required of him or her

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by the Chief Executive Officer or the Board of Directors, and shall perform such other duties as the Chief Executive Officer or the Board of Directors shall prescribe.
4.18    Delegation of Duties. In the case of the absence, incapacity, or inability to serve of any Elected Officer of the Corporation, the Board may delegate, for so long as may be necessary, the powers or duties, or any of them, of the Elected Officer to any other Elected Officer, or to any Director provided a majority of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws concurs therein. In the case of the absence, incapacity, or inability to serve of any Appointed Officers of the Corporation, the Chief Executive Officer may delegate, for so long as may be necessary, the powers or duties, or any of them, of that appointed Officer to any Elected or Appointed Officer.
4.19    Compensation. The compensation, if any, of the Chairman of the Board of Directors and the President, if each such person is not also the Chief Executive Officer, shall be fixed by the Directors after reviewing the recommendations of the Organization and Executive Compensation Committee. The compensation of the Chief Executive Officer shall be fixed by the Organization and Executive Compensation Committee in consultation with those independent Directors who are not members of the Organization and Executive Compensation Committee. The compensation of all other Officers shall be fixed by Organization and Executive Compensation Committee in consultation with the Chief Executive Officer.
4.20    Bonds. If the Board of Directors or the Chief Executive Officer shall so require, any Officer or agent of the Corporation shall give bond to the Corporation in such amount and with such surety as the Board of Directors or the Chief Executive Officer, as the case may be, may deem sufficient, conditioned upon the faithful performance of their respective duties and offices.
ARTICLE V - SHARES OF STOCK AND THEIR TRANSFER
5.1    Regulation. Shares of stock of the Corporation may be certificated or uncertificated (i.e., book entry), as provided under the General Corporation Law of the State of Delaware. Subject to the terms of any contract of the Corporation, the Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock, whether certificated or uncertificated, of the Corporation, including the issuance of new certificates for lost or destroyed certificates and the appointment of transfer agents and registrars.
5.2    Form of Shares. The shares of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. Shares that are issued in certificated form shall exhibit the holder's name and number of shares and shall be signed by the Chairman of the Board, the President or Vice President, and by the Treasurer or the Secretary. If the Corporation has a transfer agent or an assistant transfer agent or a transfer clerk acting on its behalf and a registrar, the signature of any officer may be facsimile or any other electronic means. Facsimile or other electronic signatures may be of the Officers of the Corporation designated above who are Officers at the time of the issuance of the certificates or who were such at the time of the printing or engraving of the certificates whether or not the person has

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continued to hold that office. The powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of the preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent the class or series of stock, provided that, except as provided to the contrary by the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements there may be set forth on the certificate a statement that the Corporation will furnish without charge to each stockholder who so requests the preferences and rights and qualifications, limitations or restrictions. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing certain information required by the General Corporation Law of the State of Delaware to be set forth or stated on certificates or shall send to such registered owner a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights.
5.3    Transfer of Certificates. Subject to any restrictions on transfer, shares of the capital stock of the Corporation shall be transferable on the books of the Corporation only if a transfer of such shares has been properly made or directed by the holder thereof in person or by such individual’s duly authorized attorney, and if such shares are certificated, upon the surrender or cancellation of a certificate or certificates for a like number of shares. As against the Corporation, a transfer of shares can be made only on the books of the Corporation and in the manner hereinabove provided, and the Corporation shall be entitled to treat the registered holder of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save expressly provided by the statutes of the State of Delaware.
5.4    Record Date.
(a)If no record date is fixed pursuant to Section 5.6 of these Bylaws, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b)In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record

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date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date thereafter on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders meetings are recorded, to the attention of the Secretary of the Corporation. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
5.5    Lost or Destroyed Certificates. Any person claiming a certificate of stock to be lost or destroyed shall make an affidavit or affirmation of that fact and advertise the same in such manner as the Board of Directors may require, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate or such individual’s legal representative to give the Corporation a bond, in such sum as it may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate. A new certificate of the same tenor and for the same number of shares as the one alleged to be lost or destroyed, or uncertificated shares in place of any such certificate, may be issued without requiring any bond when, in the judgment of the Directors, it is proper to do so.
5.6    Stock Transfer Books; Record Date. The Board of Directors shall have power to close the stock transfer books of the Corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect; provided, however, that in lieu of closing the stock transfer books as aforesaid the Board of Directors may by resolution fix a date: (i) not preceding the date of the resolution and (ii) (a) not more than sixty (60) nor less than ten (10) days preceding the date of any meeting of stockholders or (b) not more than sixty (60) days preceding the date for the payment of any dividend, the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination

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of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case such stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at such meeting, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.
5.7    Consent of Stockholders in Lieu of Meeting. In the event of the delivery to the Corporation of a written consent or consents purporting to authorize or take corporate action and/or related revocations (each such written consent and any revocation thereof is referred to in this Section 5.7 as a "Consent"), the Secretary of the Corporation shall provide for the safekeeping of such Consents and shall, as soon as practicable thereafter, conduct such reasonable investigation as he or she deems necessary or appropriate for the purpose of ascertaining the validity of such Consents and all matters incident thereto, including, without limitation, whether the holders of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the corporate action to which the Consents relate is the removal or election of one or more members of the Board of Directors, the Secretary of the Corporation shall designate an independent, qualified inspector with respect to such Consents and such inspector shall discharge the functions of the Secretary of the Corporation under this Section 5.7. If, after such investigation, the Secretary or the inspector, as the case may be, shall determine that any action purportedly taken by such Consents has been validly taken, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of the stockholders and the Consents shall be filed with such records. In conducting the investigation required by this Section 5.7, the Secretary or the inspector may, at the expense of the Corporation, retain to assist them special legal counsel and any other necessary or appropriate professional advisors, and such other personnel as they may deem necessary or appropriate.
ARTICLE VI - BOOKS AND ACCOUNTS
6.1    Location. The books, accounts, and records of the Corporation may be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.
6.2    Inspection. The books, accounts, and records of the Corporation shall be open to inspection by any member of the Board of Directors during usual business hours for any purpose reasonably related to the Director's position as a Director; and open to inspection by the stockholders at such times, and subject to such regulations, as the Board of Directors may prescribe, except as otherwise provided by statute.
ARTICLE VII - CHECKS, NOTES, CONTRACTS, ETC.
7.1    Checks; Notes. All checks or demands for money and notes of the Corporation shall be signed by such Officer or Officers or such other person or persons as the Board of Directors may from time to time designate.

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7.2    Execution of Corporate Contracts. Except as otherwise provided by the Board of Directors or the Executive Committee, all contracts of the corporation shall be executed on its behalf by the President, an Elected or Appointed Vice President or such other person or persons as the President or Vice President may from time to time authorize so to do. Whenever the Board of Directors or the Executive Committee shall provide that any contract be executed or any other act be done in any other manner and by any other officer or agent than as specified in the Bylaws, such method or execution or action shall be as equally effective to bind the Corporation as if specified herein.
ARTICLE VIII - MISCELLANEOUS
8.1    Fiscal Year. The fiscal year shall end on the Saturday nearest December 31.
8.2    Corporate Seal. The Corporate Seal shall have inscribed thereon the name of the Corporation, and the words "Corporate Seal, Delaware." Said Seal may be used by causing it or a facsimile or other electronic means thereof to be impressed or affixed or reproduced or otherwise.
8.3    Notice. With respect to any notice required to be given under the provisions of these Bylaws to any Director, Officer or stockholder, personal notice shall not be required, and notice may be given in writing, (a) by depositing the same in the United States mail, postage pre-paid, addressed to the stockholder, Officer or Director at such individual’s address appearing on the books of the Corporation, (b) by electronic transmission directed to such Director’s, Officer’s or stockholder’s electronic mail address as it appears on the record of the Corporation or (c) by any other method permitted by law (including, but not limited to, overnight courier service, facsimile or other means of electronic transmission); provided that no notice need be given to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between the two (2) consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends during a twelve (12) month period, have been mailed addressed to such stockholder at the address shown on the records of the Corporation and have been returned undeliverable. Any notice shall be deemed to have been given (x) if mailed, when the notice is deposited in the United States mail, postage prepaid, (y) if delivered by courier service, the earlier of when the notice is received or left at such Director’s, Officer’s or stockholder’s address or (z) if given by electronic mail, when directed to such Director’s, Officer’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by applicable law, the Certificate of Incorporation or these Bylaws.
8.4    Waiver of Notice. Any stockholder, Director or Officer may waive any notice required to be given under these Bylaws, in writing signed by the person entitled to notice, either before or after the meeting.
8.5    Voting of Stock in Other Corporations. Any shares of stock in any other corporation which may from time to time be held by this Corporation may be represented and

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voted at any meeting of shareholders of such corporation by the Chief Executive Officer or an Elected or Appointed Vice President, or by any other person or persons thereunto authorized by the Board of Directors, or by any proxy designated by written instrument of appointment executed in the name of this Corporation by its Chief Executive Officer or an Elected or Appointed Vice President. Shares of stock belonging to the Corporation need not stand in the name of the Corporation, but may be held for the benefit of the Corporation in the individual name of the Treasurer or of any other nominee designated for the purpose by the Board of Directors. Certificates for shares so held for the benefit of the Corporation shall be endorsed in blank or have proper stock powers attached so that said certificates are at all times in due form for transfer, and shall be held for safekeeping in such manner as shall be determined from time to time by the Board of Directors.
ARTICLE IX - INDEMNIFICATION
9.1    Eligibility; Expenses. Each director and officer of the Corporation (collectively, the "Indemnitees") who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he or she is the legal representative, is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of Delaware against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitees in connection therewith. The right to indemnification conferred in this Section shall be a contract right. Each Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding, except the amount of any settlement, in advance of such proceeding's final disposition upon receipt by the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, indemnify and hold harmless employees and agents of the Corporation to the fullest extent permitted by the laws of Delaware against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such employees and agents in connection therewith. The Corporation may pay expenses of any employee or agent of the Corporation incurred in defending any such proceeding, except the amount of any settlement, in advance of such proceeding's final disposition upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.
9.2    Suit to Collect. If a claim under Section 9.1 above is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any action (other than an

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action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has failed to meet the required standard of conduct.
9.3    Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in these Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise.
9.4    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.
9.5    Expenses as a Witness. To the extent that any Director, Officer, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
9.6    Indemnity Agreements. The Corporation may enter into indemnity agreements with the persons who are members of its Board of Directors from time to time, and with such Officers, employees and agents as the Board may designate, providing in substance that the Corporation shall indemnify such persons to the fullest extent permitted by Delaware law.
9.7    Continuation of Rights. The indemnification and advancement of expenses provided by this Article IX shall continue as to a person who has ceased to be a Director, Officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.8    Amendment. Any amendment, repeal or modification of any provision of this Article IX by the stockholders or the Directors of the Corporation shall not adversely affect any right or protection of a Director or Officer of the Corporation existing at the time of such amendment, repeal or modification.

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ARTICLE X - FORUM FOR ADJUDICATION OF CERTAIN DISPUTES
10.1    Forum for Adjudication of Certain Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware or the Corporation's Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1 of Article X.  The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 10.1 of Article X with respect to any current or future actions or claims.

ARTICLE XI - AMENDMENT OF BYLAWS

11.1    Amendment. The Board of Directors, by affirmative vote of a majority of the total number of Directors then fixed pursuant to Section 3.1 of these Bylaws, may adopt, amend, or repeal these Bylaws at any meeting, subject to the provisions of Article Seventh of the Certificate of Incorporation. Subject to the provisions of Article Seventh of the Certificate of Incorporation, these Bylaws may also be amended or repealed, and new Bylaws adopted, by the stockholders; provided, however, that any amendment or repeal of Section 2.7, Section 2.9, Section 3.2(c) or Section 11.1 hereof may be made only by vote of at least seventy-five percent (75%) of the issued and outstanding common stock of the Corporation of the shares entitled to vote thereon at any annual meeting or special meeting of stockholders, and only if notice of the proposed amendment or repeal is contained in the notice of the meeting.

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